Exhibit 2.3

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                            DEFINITIVE AGREEMENT

                                   AMONG

                           DeBAUX HOLDINGS, L.L.C.,

                          WATER STAR BOTTLING, INC.

                                    AND

                         AMERICAN CAREER CENTERS, INC.




                         DATED AS OF JANUARY 18, 2002

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THIS DEFINITIVE AGREEMENT (the Agreement) is made and entered into this 18th day of January, 2002, by and among AMERICAN CAREER CENTERS, INC., a Nevada corporation (hereinafter referred to as "ACCI"), DeBAUX HOLDINGS, L.L.C., an Arizona limited liability company (hereinafter referred to as "DeBaux") and WATER STAR BOTTLING, INC., a Wyoming corporation (hereinafter referred to as "WSBI").

WITNESSETH

        WHEREAS, ACCI is a public company whose stock is traded on the NASDAQ bulletin board under the symbol "ACCI" and at the present time is not conducting any business activities;

        WHEREAS, Water Star Bottling, Inc., is a privately held Wyoming corporation (hereinafter referred to as "WSBI") that bottles and distributes water though out the United States, controls a unique water source and has recognized branded products;

        WHEREAS, DeBaux owns all of the issued and outstanding capital stock of WSBI;

        WHEREAS, ACCI has authorized 100,000,000 shares of common stock, has authorized 20,000,000 shares of preferred stock with attributes that may be assigned to it in by the Board of Directors of ACCI, has issued 37,787,070 shares of common stock and has issued no shares of preferred stock;

        WHEREAS, WSBI has authorized shares of 1,000,000 common stock, has issued and outstanding 85,000 shares of its common stock, and has unissued 915,000 authorized shares of common stock;

        WHEREAS, WSBI desires to be acquired by ACCI by ACCI acquiring 82,820 shares of the authorized and outstanding stock of WSBI and ACCI desires to issue 48,000,000 shares of its common stock (hereinafter referred to as the "Common Stock") and 4,000,000 shares of preferred stock convertible into common stock with each share of preferred stock being convertible into 30 shares of common stock and with voting rights of 30 votes for each share of preferred stock with the attributes described in Exhibit A attached hereto and by this reference made a part hereof as if set forth in full herein (the "Preferred Stock") in exchange for the issued and outstanding shares of WSBI on the terms and conditions contained herein, subject to satisfaction of those certain conditions to closing hereinafter set forth;

        WHEREAS, WSBI currently owns 85% of the member units of Geyser Products, L.L.C., a Delaware limited liability company (hereinafter referred to as "GPL"), and GPL is an 85% owned subsidiary of WSBI (hereinafter WSBI and GPL collectively are hereinafter referred to as the "WSBI Organization");

        WHEREAS, the Boards of Directors of each of ACCI and WSBI have determined that it is in the best interests of both companies and their respective shareholders to consummate the transactions and reorganization contemplated herein in which, subject to the terms and conditions of this Agreement, ACCI will acquire 82,820 shares of WSBI's common stock from DeBaux and DeBaux will acquire stock of ACCI;

        WHEREAS, subject to the terms and conditions of this Agreement, ACCI desires to acquire 97.50% percent of the shares of WSBI owned by DeBaux, making the WSBI a majority owned subsidiary of ACCI; and DeBaux desires to make a tax-free exchange of its shares of WSBI solely for shares of ACCI, wherein WSBI will remain a majority owned subsidiary of ACCI; and

        WHEREAS, for Federal income tax purposes, the parties intend that the transactions and reorganization contemplated in this Agreement qualify as a non-taxable reorganization under Section 368 (a)(1) (B) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), and qualify under a purchase method of accounting; however, such method of accounting herein contemplated may be changed or modified, without consent or approval of either party, in order to complete a duly qualified tax-free exchange of the shares held by DeBaux solely for shares of ACCI.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

ARTICLE I:      Acquisition

1.1.    Acquisition.

        Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein) 82,820 shares of the shares of capital stock of WSBI held by DeBaux shall be exchanged solely for the Common Stock (being 48,000,000 shares) and the Preferred Stock (being 4,000,000 shares) of ACCI, and the parties intend that the transaction shall qualify as a tax-free acquisition and corporate reorganization under Section 368 (a) (1) (B) and/or other related or other applicable sections of the Code there under. WSBI hereby agrees to, and hereby does, indemnify and hold harmless DeBaux from any and all tax consequences if the transaction shall at any time fail to qualify as a tax-free acquisition and corporate reorganization.

        Subject to the terms and conditions set forth in this Agreement, at the Closing DeBaux shall own 100% of the issued and outstanding stock of WSBI (being 85,000 shares) of which 82,820 shares shall be exchanged solely with ACCI for the Common Stock (being 48,000,000 shares) and the Preferred Stock (being 4,000,000 shares) and that the transaction shall qualify as a tax-free acquisition and corporate reorganization under Section 368 (a) (1) (B) and/or related or other applicable sections of the Code thereunder.

        DeBaux represents and warrants that it will hold such shares of Preferred Stock and the shares of Common Stock for investment purposes and not for public distribution and further agrees that such shares will be restricted according to Rule 144 of the Securities Act of 1933, as amended.

        At the Closing, DeBaux shall own and hold no less than 81.0% of the equity of ACCI before the issuance of the shares for the first Five Hundred Thousand Dollars ($500,000.00) in new equity to be raised by ACCI in addition to the new equity to be raised by ACCI as set forth in Section 5.4 hereof and no less than 76.68% after the issuance of the shares for the first Five Hundred Thousand Dollars ($500,000.00) of new equity raised by ACCI.

        ACCI further desires to provide for the continuing operation of the business of WSBI and, to that end, wishes to retain WSBI as a majority owned subsidiary of ACCI.

1.2     Closing Time.

        Subject to terms and conditions of this Agreement as provided in
Article VIII below, the closing of the exchange of 82,820 shares of the WSBI common stock owned by DeBaux for the ACCI Common Stock and Preferred Stock (herein referred to as the "Closing") shall take place at Mesa, Arizona, on or before the ____ of February, 2002 at 5:00 P.M. Mountain Standard Time (EST), or such other place, time and date as ACCI and WSBI may mutually agree upon in writing (herein referred to as "Closing Time").

1.3     Upon Closing.

        DeBaux will transfer and assign all right, title and interest in 82,820 shares of its WSBI common stock, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever. In exchange, ACCI will transfer and deliver to DeBaux the ACCI Preferred Stock and Common Stock.

ARTICLE II:     Representations and Warranties of WSBI and  DeBaux.

WSBI and DeBaux each represent and warrant to ACCI as follows:

2.1     Organization and Standing.

        WSBI is a duly organized and validly existing corporation, in good standing under the laws of the State of Wyoming. WSBI has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, and duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the property owned, operated or leased by it or the nature of the business conducted by it makes such qualification necessary. GPL is in good standing in the state of its organization, Delaware, is duly foreign qualified to do business in the State of Arizona and, for the purpose of conducting GPL's business, has paid a business transaction fee in the state of New York and a "Replacement Tax" in the state of Illinois.

2.2     Capitalization.

        As of the Closing Date, all of the WSBI shares have been validly issued and are fully paid and non-assessable; there is no right of first refusal option or other restriction on transfer applicable to any shares of any securities of WSBI exclusive of the 2,180 shares of WSBI common stock pledged by DeBaux as collateral for the loan of Two Hundred Fifty Thousand Dollars ($250,000.00) from ACCI to WSBI in accordance with the provisions of Section
5.3 hereof. The GPL membership units held by WSBI are fully paid and non-assessable; and subject to GPL's Operating Agreement there is no right of first refusal, option or other restriction on transfer applicable to its membership units of GPL. WSBI has the right to acquire the remaining fifteen percent (15%) of GPL that has not been presently transferred to WSBI in accordance with the GPL Put/Call Option by and between GPL and RDV Beverage, L.L.C. a Delaware limited liability company, dated February 16, 1996 (hereinafter referred to as the "GPL Put/Call Option"), which agreement has been disclosed and made available to ACCI.

WSBI Organization has made available to ACCI complete and accurate copies of its:

        (a) Articles of Incorporation and Bylaws, each as amended through the date hereof; and Minutes of all of its directors' and shareholders' meetings through the date hereof; and

        (b)     GPL's Operating Agreement.

2.3     Rights to Acquire.

        Except as previously disclosed to ACCI, and except for the GPL Put/Call
Option:

        (a) WSBI Organization does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire, now or in the future, any of its capital stock or other securities.

        (b) WSBI Organization does not have outstanding any stock appreciation rights or other rights granting to any person the right to be paid money or other property based on the value of securities of WSBI or GPL.

        (c) With the exception of the agreement between DeBaux and Jerry Ludeman which has been disclosed to ACCI and the pledge of stock to secure the loan from ACCI to WSBI in accordance with the provisions of Section 5.3 hereof, there are no other agreements, restrictions or understandings to which WSBI Organization or DeBaux is a party with respect to the sale, transfer or voting of any shares of WSBI capital stock.

2.4     Subsidiaries.

        Except for its 85% owned subsidiary GPL, and its ten (10%) interest in Tenupah, LLC, a Wyoming limited liability company, WSBI does not own or control, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, partnership, business, trust or other entity.

2.5     Authority.

        (a) WSBI has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all corporate action of WSBI necessary for such execution, delivery and performance has been duly taken. Complete and correct copies, certified by the Secretary or Assistant Secretary of WSBI, of the resolutions adopted by the Board of Directors, authorizing and ratifying the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, will be delivered upon Closing; DeBaux has full power and authority to execute, deliver and perform its obligations under this Agreement, and all action for such execution, delivery and performance has been duly taken.

        (b) Except as previously disclosed to ACCI, to the knowledge of WSBI Organization, the execution and delivery by WSBI and DeBaux of this Agreement and the performance of the transactions contemplated by this Agreement will not result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of WSBI's Articles of Incorporation or Bylaws, each as amended through the date hereof, or GPL's Operating Agreement, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which WSBI, GPL or DeBaux is a party or to which any of its or their assets is subject and which individually or in the aggregate is material to WSBI, GPL or DeBaux.

        (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other Governmental Body (as hereinafter defined) is required for the consummation by WSBI or GPL of the transactions contemplated by this Agreement.

        (d) Upon due execution and delivery by the parties hereto, this Agreement and the agreements related hereto would each be a legal, valid and binding obligation of WSBI, GPL and DeBaux. This Agreement will be enforceable against WSBI and DeBaux in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

2.6     Financial Statements.

        WSBI and GPL have each made available to ACCI, a balance sheet, income statement and statement of cash flows dated as of the period ended October 31, 2001 (hereinafter referred to as the "WSBI Organization Unconsolidated Financials") and the books and records of WSBI Organization through the date of this Agreement. The WSBI Organization Unconsolidated Financials were prepared on a tax accounting basis, but WSBI and GPL have previously provided certain adjusting entries to the independent auditors engaged to audit the WSBI Organization Unconsolidated Financials in connection with the acquisition of March 2000 which was rescinded in September of 2001 to bring the WSBI Organization Unconsolidated Financials into conformance with generally accepted accounting principles (hereinafter referred to as "GAAP"). WSBI shall supply to ACCI an aging of WSBI Organization's accounts payable as of November 30, 2001.

2.7     Material Changes.

        Since the 31st day of October, 2001, there has not been with respect to WSBI Organization:

        (a) Any material adverse change in its financial condition from that shown on the WSBI Organization Unconsolidated Financials which has not been disclosed to ACCI in writing; or

        (b)     Any dividends or other disbursements by WSBI or its subsidiary
                GPL;

        (c) Any damage or loss, whether covered by insurance or not, materially and adversely affecting its business, property, assets or prospects; or

        (d) Any other event or condition materially and adversely affecting its results of operations or business or financial condition or prospects taken as a whole or any event which could have such an effect.

        From March 1, 2001 through August 31, 2001, there were adverse changes in the financial condition of WSBI Organization which may be material when compared to the WSBI Organization unconsolidated financial statements for the period ended December 31, 2000, which may be material and which are the result of the rescinded acquisition of WSBI by The Theme Factory, Inc., a public company in March of 2001. The effects of The Theme Factory, Inc.'s failure to provide the funding committed to impacted WSBI Organization's ability to pay for the expansion of its business which was undertaken immediately following such acquisition.

2.8     Accounts Receivable.

        (a) All accounts receivable reflected on the WSBI Organization Unconsolidated Financials are bona fide and arise from valid sales in the ordinary course of business.

        (b) Other than WSBI Organization's accounts receivable financing and distributor promotional credits, none of WSBI's or GPL's accounts receivable are subject to any lien or claim of offset, setoff or counterclaim and neither WSBI, GPL nor DeBaux has any knowledge of any facts or circumstances that would give rise to any such lien or claim. There are no accounts receivable which are contingent upon the performance by WSBI or GPL of future services.

2.9     No Undisclosed Liabilities.

        Except for certain directors fees, deferred officers salaries and guaranteed payments payable by WSBI Organization, WSBI has no debts, liabilities or claims against it, contingent or otherwise, which would be of a nature required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles which are material individually or in the aggregate and which are not shown or fully provided for in the WSBI Organization financial records, except debts, liabilities and claims incurred in the ordinary course of business since the date of the WSBI Organization Unconsolidated Financials which are not material in the aggregate. All products and services provided to customers by WSBI Organization have complied in all material respects with all requirements binding upon WSBI, whether by law, regulation, agreement or otherwise. Except for the GPL Put/Call Option, GPL has no debts, liabilities or claims against it, contingent or otherwise, which would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP which are material individually or in the aggregate and which are not shown or fully provided for on the GPL financials for the period ending October 31, 2001, except debts, liabilities and claims incurred in the ordinary course of business since the date of the GPL financials which are not material in the aggregate. To the knowledge of GPL, all products and services provided to customers by GPL have complied in all material respects with all requirements binding upon GPL, whether by law, regulation, agreement or otherwise.

2.10    Taxes.

        (a)     To the knowledge of WSBI Organization,

                (i) All federal, state, local and foreign tax returns and reports required to be filed to date, and which are properly open for examination under applicable statutes of limitation, with respect to the operations of WSBI Organization have been accurately prepared and duly filed, and all taxes shown as payable on such returns and reports have been paid when due, including, without limitation income, withholding, payroll, sales and use, and real and personal property taxes; and

                (ii) WSBI Organization has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any tax to a date subsequent to the date hereof; and

                (iii) No issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of WSBI Organization that has not been settled or resolved; and

                (iv) There is no pending claim, asserted deficiency or assessment for additional taxes that has not been paid, nor is there any basis for the assertion of any such claim, deficiency or assessment; and

                (v) No material special charges, penalties or fines have ever been asserted against WSBI Organization with respect to payment of or failure to pay any taxes; and

                (vi) The provision for taxes shown on the WSBI Organization Unconsolidated Financials is sufficient for payment of all unpaid federal, state, local and foreign taxes (whether asserted or unasserted) incurred by WSBI through such date.

        (b) WSBI has not filed any consent to the application of Section 341(f) of the Code, or been subject to any actual or deemed election under
Section 338 of the Code.

2.11    Tangible Assets and Inventories.

        (a) Except as disclosed on Exhibit B attached hereto, to the knowledge of WSBI Organization, WSBI Organization has good and marketable title to, valid leasehold interests in or other valid right to use all of the material assets used in its operations or necessary for the conduct of its business, free and clear of any material mortgages, pledges, security interests, licenses, encumbrances, restrictions or adverse claims, except for the lien of taxes not yet due and payable. Exhibit C contains a description and the location of any such material assets that are not in the possession of WSBI Organization or that are located other than on WSBI premises in Afton, Wyoming and/or GPL premises in Mesa, Arizona.

        (b)     To the knowledge of WSBI Organization;

                (i) All of WSBI's and GPL's material assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used; and

                (ii) All obsolete or unusable inventory (including raw materials, other than canned goods, dry mix ingredients and frozen products used in the production of WSBI's and GPL's products that WSBI or GPL does not reasonably expect to sell within six months of the date of this Agreement) has been appropriately reserved against or written down or written off and is reflected in the WSBI Organization Unconsolidated Financials as adjusted by the entries WSBI or GPL respectively; and

                (iii) All items of equipment, machinery or other tangible assets of WSBI and GPL that are currently being used in its business are reflected in the WSBI Organization Unconsolidated Financials.

        (c) To the knowledge of WSBI Organization, there has not occurred since the date of the WSBI Organization Unconsolidated Financials any transfer of title other than in the ordinary course of business, any abandonment, any material pilferage or any material loss with respect to any material property, plant or equipment of WSBI or GPL.

2.12 Real Property.

        Exhibit B identifies all real property leased by WSBI Organization. WSBI Organization has made available to ACCI copies of the written lease agreements with respect thereto. To the knowledge of WSBI Organization, all real property used in the operations of WSBI Organization is in as good repair, reasonable wear and tear excepted, as at the commencement of the lease by WSBI Organization of such real property.

2.13    Environmental Matters.

        To the knowledge of WSBI Organization;

                (i) WSBI Organization has complied in all material respects with the Safe Drinking Water and Toxic Enforcement Act of 1986; and

                (ii) WSBI Organization has complied in all material respects with any and all other applicable statutes, rules and regulations in effect (and, to the knowledge of DeBaux or WSBI Organization any proposed statutes, rules and regulations) regarding the environment including, without limitation, statutes, rules and regulations regarding the production, handling, treatment and disposal of toxic chemicals and hazardous waste.

2.14    Health and Safety Matters.

        To the knowledge of WSBI Organization;

                (i) WSBI Organization has complied in all material respects with any and all applicable health and safety statutes, rules and regulations of state, local and federal authorities in effect (and, to the knowledge of DeBaux or WSBI Organization any proposed statutes, rules and regulations) regarding the production or distribution of any WSBI Organization product; and

                (ii) WSBI Organization has not violated any such statute, ordinance, rule, regulation or order of any agency or court, including the Food and Drug Administration, in any respect material to the conduct of its business and has not received any notice of any such violation from any agency of the type referred to herein.

2.15    Insurance.

        Exhibit D identifies all policies of insurance now in effect covering the assets, properties and business of WSBI Organization and all products liability and life insurance policies maintained by WSBI Organization. WSBI Organization has made available a true and accurate copy of each of the policies listed on Exhibit D to ACCI. To the knowledge of WSBI Organization, WSBI or GPL has done nothing by way of action or inaction that might invalidate any of such policies in whole or in part.

2.16    Purchase, Sale and Other Agreements.

        (a) Except as disclosed to ACCI and as transpires in the normal course of business, WSBI Organization states that neither WSBI nor GPL is a party or subject to any non-disclosed oral or written Agreement for the:

                (i) Purchase of inventory, supplies, equipment or other real or personal property, or the procurement of services; or

                (ii) Joint venture, partnership or other contract or arrangement involving the sharing of profits; or

                (iii) Except for the GPL Put/Call Option, any agreement relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of WSBI Organization by any other person or of any other person by WSBI Organization; or

                (iv) Agreement containing a covenant or covenants which purport to limit the ability or right of WSBI Organization or DeBaux to engage in any lawful business activity or compete with any Person; or

                (v) Agreements presently in effect pursuant to which WSBI Organization has appointed any organization or person to act as its distributor or sales agent or pursuant to which WSBI Organization has been appointed a distributor or sales agent by any third party; or

                (vi) Material contract or agreement not otherwise described in this Agreement that is not terminable by and without penalty to WSBI Organization.

        (b)     To the knowledge of WSBI Organization:

                (i) A complete and accurate copy of each written agreement and other document identified has been made available to ACCI; and

                (ii) Each agreement or arrangement identified is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equity principles and to limitations on availability of equitable relief, (including specific performance). To the knowledge of WSBI Organization, no party to any such contract, agreement or arrangement is in material default under, or intends to cancel, withdraw, modify or amend, any such contract, agreement or arrangement.

2.17    Intellectual Property.

        (a) To the knowledge of WSBI Organization, WSBI Organization holds in full force and effect all licenses, permits or other authorizations necessary for the sale of its products and the conduct of its business as currently conducted.

        (b) As listed on Exhibit E, to the knowledge of WSBI Organization, WSBI Organization owns all of the:

                (i) rights, title and interest in and to any and all of the recipes, formulas, trade secrets, trademarks, trade names, patents, copyrights, inventions and discoveries being used by, owned or licensed by WSBI Organization with the exception of the patent known as "Product Sales Enhancing Internet Game System" owned by Ayecon Entertainment, L.L.C. and licensed to GPL; and

                (ii) recipes, formulas, trade secrets, trademarks, trade names, patents, copyrights, inventions and discoveries, including any and all recipes, formulas or inventions in process (whether or not reduced to practice) or any patent or trademark applications filed by WSBI Organization, shall be conveyed at closing.

        (c) To the knowledge of WSBI Organization, except as disclosed on Exhibit E and with the exception of the patent known as "Product Sales Enhancing Internet Game System" owned by Ayecon Entertainment, L.L.C. and licensed to GPL, WSBI Organization and DeBaux are not making use of any patentable or unpatentable invention or any confidential information in which any present or past employee of WSBI Organization has or has claimed an interest and WSBI Organization and DeBaux are not aware of facts that could reasonably be expected to give rise to such a claim.

        (d)     To the knowledge of WSBI Organization:

                (i) WSBI Organization possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and other proprietary rights necessary to conduct its business as now being conducted and as planned to be conducted, the lack of which could materially and adversely affect its operations, condition or prospects, financial or otherwise, as listed on Exhibit E; and

                (ii) There is no conflict with or infringement upon any valid rights of others and WSBI Organization has not received any notice of infringement upon or conflict with the asserted rights of others.

2.18    Employees and Consultants.

        (a) WSBI has provided to ACCI copies of all currently effective consulting and employment agreements and other material agreements, either oral or written, with individual consultants or employees to which WSBI Organization is a party. Complete and accurate copies of all such written agreements and summaries of all oral agreements have been made available to ACCI. Except for the officers and directors of WSBI Organization, as agreed upon in this Agreement, no other officer, manager or key employee of WSBI Organization has notified WSBI Organization of an intention to terminate employment or to seek a material change in his terms of employment. Except as to be agreed upon by ACCI, no employee of WSBI Organization has accrued more than three (3) weeks of paid vacation.

        (b) Except as disclosed to ACCI, WSBI Organization is not a party to any other pension, retirement, profit sharing, savings, bonus, incentive, deferred compensation, group health insurance or group life insurance plan or obligation, employee welfare benefit plan, or collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees' association or similar organization. WSBI Organization has furnished to ACCI complete and accurate copies of the plan, the Internal Revenue Service determination letter, if any, all plan applications and amendments, the most recent plan actuarial reports and all reports of or regarding such plan required by ERISA (as hereinafter defined). With respect to each plan, if any, which is subject to ERISA, WSBI Organization has properly prepared and timely filed all governmental reports and has properly and timely posted or distributed all notices and reports to employees required to be filed, posted or distributed with respect to such plan. No prohibited transaction has occurred with respect to any such plan that is subject to ERISA, nor is there any pending assertion of the occurrence of any such transaction. WSBI and GPL agree that ACCI shall upon the closing of this Agreement have sole discretion of whether to retain or change said agreements mentioned in this Agreement.

        (c)     WSBI Organization made available to ACCI;

                (i) All documentation received by WSBI or GPL relating to union activities, including but not limited to, correspondence or orders from the National Labor Relations Board and any state labor relations agencies or organizations, and

                (ii) All documentation relating to union activity and labor practices at WSBI or GPL given by WSBI or GPL to its employees. There are currently no agreements with any unions and no strikes or labor disputes pending or threatened by any of the employees of WSBI or GPL.

        (d) To the knowledge of WSBI Organization;

                (i) WSBI and GPL have complied in all material respects with all applicable laws or regulations relating to the employment of labor; and

                (ii) WSBI and GPL have withheld all amounts required by law or agreement to be withheld from its employees for the payment of any tax or contribution.

        (e) There are no currently outstanding loans from WSBI or GPL to any officer, director or employee of WSBI Organization and no commitments to lend any money or other property to any such person.

        (f)     To the knowledge of WSBI Organization;

                (i) No employee is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of WSBI or GPL or would conflict with WSBI's or GPL's business as conducted or proposed to be conducted; and

                (ii) No employee of WSBI or GPL is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

2.19    Bank Accounts.

        WSBI Organization has provided ACCI with the identity of all bank accounts used in connection with the operations of WSBI and GPL whether or not such accounts are held in the name of WSBI or GPL.

2.20    Borrowings and Guarantees.

        Exhibit F identifies all agreements and undertakings pursuant to which WSBI or GPL is borrowing or is entitled to borrow any money, is lending or has committed itself to lend any money, or is a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements have been delivered to ACCI.

2.21    Compliance with Laws.

        To the knowledge of WSBI Organization, the present conduct of the business of WSBI or GPL does not violate any law, ordinance, regulation, judgment, order, decree or rule of any court, arbitrator or governmental agency or entity in any respect material to the conduct of its business and, there are no laws, ordinances or regulations proposed, and legal or administrative proceedings or investigations pending or threatened, which, if enacted or determined adversely to WSBI Organization, could reasonably be expected to result, individually or in the aggregate, in any material adverse change in WSBI Organization's business, prospects or financial condition.

2.22    Absence of Litigation.

        Except as previously disclosed to ACCI, neither WSBI Organization, nor any officer or director of WSBI Organization nor DeBaux is engaged in, or has received any threat of, any litigation, arbitration, investigation or other proceeding relating to WSBI Organization or its employee benefit plans, property, business assets, licenses, permits or goodwill, or against or affecting the transactions contemplated by this Agreement, nor, to the knowledge of WSBI Organization, is there any basis therefore.

2.23    Transactions.

        WSBI Organization has made available to ACCI a true and complete list of all material contracts now in effect between WSBI Organization and any person who now is an officer, director or controlling shareholder of WSBI Organization, other than salary and incentive compensation arrangements of a customary nature entered into in the ordinary course of business; and WSBI Organization has made available to ACCI a true and complete list of all equipment or other property, real or personal, tangible or intangible, including, but without limitation, any item of intellectual property, used in connection with or pertaining to the business of WSBI Organization.

2.24    Accuracy of Documents.

        The copies of all instruments, agreements, other documents and written information delivered to ACCI by WSBI Organization or any of its representatives are and will be true and correct copies as of the date of delivery thereof. No representations or warranties made by WSBI Organization in this Agreement nor any document, written information statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by WSBI Organization, or its representatives, to ACCI pursuant hereto or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no event, fact or condition which, to the knowledge and belief of WSBI Organization, materially and adversely affects the business, assets, financial condition or prospects of WSBI Organization, or which could reasonably be expected to do so, which has not been set forth in this Agreement or the Exhibits hereto.

2.25    Title to DeBaux WSBI shares of common stock.

        DeBaux has good, valid and marketable title to the WSBI shares listed on Exhibit G attached hereto, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever. WSBI has good, valid and marketable title to its GPL membership units, as listed on Exhibit G, free and clear of any and all liens, claims, options, charges and encumbrances.

2.26    Authority of DeBaux.

        DeBaux has the absolute and unrestricted right, power and authority to sell, assign, transfer, pledge and deliver its WSBI shares listed on Exhibit G attached hereto, to execute this Agreement and the agreements related hereto, to make the representations, warranties and agreements contained herein and in the related agreements and to perform its obligations hereunder and under the agreements related hereto. Subject to the terms of the Operating Agreement, WSBI has the absolute and unrestricted right, power and authority to sell, assign, transfer and deliver 85% of the GPL membership units.

ARTICLE III:    Representations And Warranties Of ACCI

        ACCI represents, warrants and covenants to WSBI and DeBaux as follows:

3.1     Organization and Standing.

        ACCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. ACCI is a fully reporting public company pursuant to section 12 (g) of the Exchange Act of 1934, as amended. The voting common stock currently trades on the NASD Over The Counter (OTC) Electronic Bulletin Board under the symbol [OTC BB: ACCI]. The authorized capital stock of ACCI consists of: 100,000,000 shares of voting common stock, ($.001 par value per share), and the Board has authorized 20,000,000 of Preferred Stock the terms of which may be set by the Board of Directors, however no amendment has been filed with the Secretary of State of Nevada to specify the rights of the Preferred Stock. ACCI has currently 37,787,070 shares of common stock issued and outstanding and has issued no preferred stock. There are a total of 2,250,000 warrants outstanding. The warrants were issued in three (3) series, Series A 750,000 warrants that entitle the holder to purchase 750,000 shares of common stock for a period of two (2) years at a price of $0.125 per share; Series B 750,000 warrants that entitle the holder to purchase 750,000 shares of common stock for a period of two (2) years at a price of $0.167 per share; and Series C 750,000 warrants that entitle the holder to purchase 750,000 shares of common stock for a period of two (2) years at a price of $0.208 per share. The Series A, B and C warrants have anti-dilution clauses that provide that in the case of a recapitalization that effects a roll back of the number of shares outstanding or in the form of a reverse split or an increase in the number of shares by a stock split, the number of shares that the warrant holder will be able to purchase if there is a reverse split will be the number of shares pre-reverse split that could be acquired and the purchase price per share will be equal to the produce of the original exercise price per share multiplied by the multiple of the roll back or reverse stock split and if there is an increase in shares outstanding by a stock split the number of shares will be equal to the number of shares that could be purchased originally multiplied by the multiple of the increase in shares outstanding and in such event there will be no adjustment in the purchase price per share. ACCI has a stock option plan and has granted certain options as listed in Schedule "H" , has no other obligations to issue shares of its common stock or preferred stock and has no other securities outstanding that are convertible into its common stock. ACCI's common stock is the only publicly listed security.

3.2     Authority.

(a) ACCI has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action necessary for such execution, delivery and performance hereof and thereof by ACCI has been duly taken. Complete and correct copies, certified by the Secretary or Assistant Secretary of ACCI, of the resolutions adopted by the Board of Directors, authorizing and ratifying the execution and delivery of this Agreement and the consummation of the transactions contemplated herein,

(b) Subject to ACCI obtaining all necessary consents, which consents have been obtained or will be obtained on or prior to the Closing Date, the execution and delivery by ACCI of this Agreement and the agreements related hereto do not, and the performance and consummation of the transactions contemplated by this Agreement and the agreements related hereto will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of its Certificate of Incorporation or Bylaws, each as amended through the date hereof, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which ACCI is a party or to which any of the assets of ACCI is subject and which individually or in the aggregate is material to ACCI.

(c) Each consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other Governmental Body which is required for the consummation by ACCI of the transactions contemplated by this Agreement has been obtained or will be obtained prior to or upon the Closing.

(d) Upon due execution and delivery by the parties hereto, this Agreement and the agreements related hereto will each be legal, valid and binding obligations of ACCI, enforceable against ACCI in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. Except for the actions and filings with the State of Nevada, the Securities and Exchange Commission and the NASDAQ OTC Bulletin Board, hereof, no consent, approval or authorization of, exemption or other action by notice or declaration, filing or registration with, any third party or governmental agency is required to be obtained, made or given by ACCI in connection with the execution, delivery and performance of this Agreement or the consummation by ACCI of the transactions contemplated by this Agreement.

3.3     Absence of Litigation.

        Neither ACCI nor any officer or director of ACCI is engaged in, or has received any threat of any litigation, arbitration, investigation or other proceeding related to or affecting the transactions contemplated by this Agreement, nor to the knowledge of ACCI, is there any basis therefore. There is no litigation, arbitration, action or proceeding pending, or to the knowledge of ACCI, threatened, against or relating to ACCI, its properties, its business, its subsidiaries, their respective officers and directors.

3.4     No Liabilities.

        ACCI will have on the Closing Date no liabilities of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due other than a non-recourse promissory note payable to Feldhake, August & Roquemore LLP in the amount of Eighty Eight Thousand Four Hundred Nine and 51/100 Dollars ($88,409.51) guaranteed by Arcadia Resources, Inc.

3.5     No Current Business Operations.

        Neither ACCI nor it subsidiaries have any present business operations or any material liabilities or obligations of any nature and shall have no liabilities or obligations of any kind or nature whatsoever at time of Closing whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

3.6     Securities Compliance and Listings.

        ACCI is a full-reporting Nevada Corporation currently traded on the NASD Electronic Bulletin Board (under the symbol: "ACCI"). ACCI is in full compliance with federal and state securities and corporate laws. All outstanding shares of common stock of ACCI have been duly authorized and are validly issued, fully paid, and non-assessable and free of preemptive rights, and there are no registration rights existing or granted to any holders of restricted common stock of ACCI.

3.7     Compliance With Reporting Requirements.

        ACCI represents, warrants and agrees that, as of the date of Closing, ACCI will have filed all forms, reports and documents with the S.E.C. required to be filed by it pursuant to the Securities Act and the Exchange Act, including, without limitation, all reporting requirements of the Exchange Act and the Form 10-KSB for the calendar year ended December 31, 2001. The reports filed with the S.E.C., to ACCI's knowledge, did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.8     Title to Property.

        ACCI has all requisite corporate power and authority to own its properties and assets and has good and marketable title to all properties and assets, real and personal, reflected in the Balance Sheet of ACCI, and the properties and assets of ACCI are subject to no mortgage, pledge, lien or encumbrances, except for liens shown therein, with respect to which no default exists.

3.9     Accuracy of Documents and Information.

        The copies of all instruments, agreements, other documents and written information delivered to WSBI or any of ACCI's shareholders by ACCI, or any of their representatives are and will be true and correct copies as of the date of delivery thereof. No representations or warranties made by ACCI in this Agreement nor any document, written information statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by ACCI, or their representatives, to WSBI or DeBaux hereto or in connection with the transactions contemplated hereby or to any of ACCI's shareholders or to any person from whom a solicitation to purchase shares of common stock of ACCI was made, taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

3.10    Financial Statements.

        ACCI shall have furnished WSBI and DeBaux financial statements and balance sheets for the period ending December 31, 2000 accompanied by a report of its independent certified public accountants; and the financial information necessary to prepare reviewed balance sheets and statements of operations for the most recent quarters of March 31, 2001, June 30, 2001 and September 30, 2001 as required by the Securities and Exchange Commission on Form 10-QSB. To the knowledge of ACCI, such financial statements, together with and subject to the disclosures and notes thereto,

(a)     Are in accordance with the books and records of ACCI;

(b) Present fairly and accurately the financial condition of ACCI as of the dates of the balance sheets;

(c) Present fairly and accurately the results of operations for the periods covered by such statements;

(d) Have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(e) Include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of ACCI, and of the results of operations of ACCI for the periods covered by such statements; and

(f) Fully comply with all requirements of Regulation SB and/or SK K and all applicable securities laws.

3.11    Books and Records:

        From the date of this Agreement to the Closing, ACCI will:

(a) Provide to WSBI and DeBaux or their respective representatives any and all relevant documents regarding securities filings, broker dealer due diligence packages, offering memorandums, and copies of Form D;

(b) Give to WSBI and DeBaux, or their respective representatives, full access during normal business hours to all of its offices, books, records, contracts, stock certificate books, stock certificates, transfer Ledgers, minutes books and other corporate documents (hereinafter referred to as "ACCI's Corporate Records") and properties so that WSBI Organization and DeBaux may inspect and audit them;

(c) Furnish such information concerning the properties and affairs of ACCI as WSBI Organization and DeBaux may reasonably request. ACCI represents and warrants that all of ACCI's Corporate Records are true, correct and complete and constitute all of ACCI's Corporate Records, thereof and, the minute books of ACCI reflect all material actions taken and authorizations given by the Board of Directors of ACCI or any committee thereof and all material actions taken and authorization given by the shareholders of ACCI.

3.12    Tax Returns.

        ACCI has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all taxes or assessments relating to the time periods covered by such returns or reports. ACCI does not, directly or indirectly, owe any federal, foreign, state or local taxes for or applicable to all periods ended on or prior to the date of this Agreement. ACCI has no tax liability or obligation of any kind or nature whatsoever for income or employee withholdings or employment contributions and interest and penalties thereon or for property taxes which may be owed by its subsidiaries to federal, state and local taxing authorities. There are no present audits or disputes with any federal, foreign, state or local taxing authority as to taxes of any nature payable by ACCI or its subsidiaries.

3.13    Environmental Matters.

        ACCI represents and warrants:

(a) ACCI represents and warrants it is and has at all times been in compliance with all applicable federal state and local environmental laws.

(b) ACCI has not been required to obtain any licenses or permits required under environmental laws for the operation of its business.

(c) No hazardous substances (as defined in applicable federal, state and local environmental laws and regulations) have been generated, transported, stored, treated, recycled, disposed of or otherwise handled in any way in the operation of the ACCI's business, except in compliance with all applicable Environmental laws. There are no locations now owned or operated by ACCI where hazardous substances have been generated, transported, stored, treated, recycled, disposed of or otherwise handled, except in compliance with all applicable environmental laws. There is no past or ongoing release or threat of release of hazardous substances from any of the properties currently owned or operated by ACCI or any of its affiliates or subsidiaries or, to the knowledge of ACCI, from any properties formerly owned or operated by ACCI or any of its affiliates or subsidiaries. ACCI has not treated, stored for more than 90 days, or disposed of any hazardous waste; as such term is used within the meaning of federal state or local law, except in compliance with all applicable environmental laws.

(d) ACCI has not received any written notice from any governmental authority, regulatory agency or other person advising that ACCI or its affiliates or subsidiaries is potentially responsible for costs associated with any release or threatened release of hazardous substances or potentially liable
for any violation of any environmental law.   No pending or, to the knowledge
of ACCI, threatened order, litigation, settlement or citation with respect to hazardous substances exists with respect to or in connection with the operation of their respective businesses. There has been no environmental investigation conducted by any governmental authority or regulatory agency with respect to the operation of their respective businesses.

(e) No underground storage tanks are or, to the knowledge of ACCI, ever were located on any properties currently or previously owned or leased by ACCI or its affiliates or subsidiaries. To the knowledge of ACCI, no PCBs or asbestos-containing materials are located on, contained in or otherwise form a part of any of the assets or properties of ACCI or its affiliates or subsidiaries.

3.14    Depositories.

        ACCI shall make available to WSBI a complete list of the name, location and account numbers of each bank, trust company, securities broker or other financial institution in which ACCI has an account, deposits, safe deposit box, lock box or other assets on hand and the names of all authorized persons with respect thereto.

3.15    Structure of Transaction.

        The transaction between WSBI and ACCI is a stock-for-stock acquisition, and not a statutory merger. The current shareholders of ACCI will not be entitled to dissenters or appraisal rights under the corporate laws of Nevada.

3.16    Benefit Plans of ACCI.

        Other than ACCI's employee stock option plan, ACCI is not a party to
(i) any 'employee benefit plan' within the meaning of Section 3(3) of ERISA,
(ii) any profit sharing, pension, defined compensation, bonus, stock option, stock purchase, disability, severance, health, welfare or incentive plan or agreement or (iii) any written or unwritten plan or policy providing for 'fringe benefits' to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs (individually a "Plan" and collectively the "Plans").

3.17    Confidentiality.

        ACCI and its representatives will keep confidential any information that they obtain from DeBaux or from WSBI concerning the properties, assets and business of WSBI Organization. If the transactions contemplated by this Agreement are not consummated by February 19, 2002 ACCI will return to WSBI all written matter with respect to WSBI obtained by ACCI in connection with the negotiation or consummation of this Agreement.

3.18    Investment Intent.

        ACCI is acquiring WSBI shares transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and ACCI has no commitment or present intention to liquidate WSBI or to sell or otherwise dispose of shares of its stock.

3.19    Subsidiaries.

        Except for its 100% owned subsidiaries Tunlaw Capital Corp. and Alpha Computer Solutions, Inc., ACCI does not own or control, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, partnership, business, trust or other entity. Each of ACCI's subsidiaries is in good standing and is duly and legally authorized to transact business in their states of organization. The present officers and directors of such subsidiaries shall remain as the officers and directors of the subsidiary without compensation or reimbursement of any kind or nature whatsoever for a period of two years from the Closing, unless ACCI requests such Persons subsequent to the Closing to resign.

ARTICLE IV:     Covenants of WSBI and DeBaux

4.1     Maintenance of Business.

        WSBI will use its best efforts to carry on and preserve the business, goodwill and relationships of WSBI Organization with customers, suppliers, officers, employees, agents and others in substantially the same manner as they have prior to the date hereof. Subject to any directions from ACCI, WSBI will use its best efforts to keep and maintain the existing favorable business relationship with each of such customers, suppliers and officers, employees and agents. If WSBI Organization or DeBaux becomes aware of deterioration in a relationship with any customer, supplier or officer, employee or agent, WSBI or DeBaux will promptly bring such information to the attention of ACCI and will exert their best efforts to restore such relationship.

4.2     Absence of Certain Changes.

        Prior to the Closing, except as expressly permitted or contemplated hereby, neither WSBI nor DeBaux will, without ACCI's prior express written consent, cause WSBI to:

(a) Incur any additional indebtedness for money borrowed, or guarantee any indebtedness or obligation of any other party other than in the normal course of business;

(b) Set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from, any of its shareholders,

(c) Issue any capital stock or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

(d) Enter into, amend or terminate any employment agreement or any agreement or arrangement which, if in effect on the date hereof, would be required to be disclosed;

(e) Extraordinarily increase the compensation payable or to become payable by WSBI to any of its officers, employees or agents above the amount payable, or adopt or amend any employee benefit plan or arrangement;

(f) Acquire or dispose of any material properties or assets used in its business;

(g) Waive any statute of limitations so as to extend any tax or other liability of WSBI;

(h) Permit any material change in the nature of the business of WSBI or the manner in which the WSBI books and records are maintained;

(i) Create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets, except for purchase money security interests incurred in the ordinary course of business;

(j)     Enter into, amend or terminate any lease of real or personal property;

(k)     Amend its Articles of Incorporation or Bylaws; or

(l) Engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof.

4.3     Maintenance of Condition.

        Prior to the Closing, except as expressly permitted or contemplated hereby, DeBaux will not, without ACCI's prior express written consent:

(a) Enter into any agreement, restriction or understanding with respect to the sale, transfer or voting of any shares of WSBI Capital Stock other than the pledge agreement provided for in Section 5.3 hereof;

(b) Permit any change in the good, valid and marketable title to its WSBI capital stock, including the imposition any lien, charge or encumbrance on such stock;

(c) Impair its right, power and authority to sell, assign, transfer and deliver the WSBI capital stock, to execute this Agreement and the agreements related hereto, to make the representations, warranties and agreements contained herein and in the related agreements and to perform its obligations hereunder and under the agreements related hereto;

(d) Be obligated under any agreement or judgment that would conflict with its obligations under this Agreement; or

(e) Enter into any agreement containing a covenant or covenants that purport to limit the ability or right of DeBaux to engage in any lawful business activity.

4.4     Access to Information.

        At all times throughout the period prior to the Closing, WSBI will give ACCI and its accountants, legal counsel and other representatives reasonable access, during normal business hours, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of WSBI, and will furnish ACCI, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as ACCI may reasonably request; provided, however, that any furnishing of such information pursuant hereto or any investigation by ACCI shall not affect ACCI's right to rely on the representations, warranties and covenants made by WSBI in this Agreement.

4.5     Compliance with Obligations.

Prior to the Closing, WSBI shall comply with:

(a) All applicable federal, state, local and foreign laws, rules and regulations;

(b) All material agreements and obligations, including Articles of Incorporation and Bylaws, by which it, its properties or its assets may be bound; and

(c) All decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to WSBI, its properties or assets, which, if enforced individually or in the aggregate, would have a material adverse effect on WSBI.

4.6     Necessary Consents.

Prior to the Closing, WSBI and DeBaux will use their best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of WSBI's business after the Closing as conducted and as proposed to be conducted at the date hereof; provided, however, no consent shall be requested of or obtained from the Town of Afton, a Wyoming municipality, based on the advice of WSBI's counsel that no such consent is necessary or required.

4.7     Notification.

        WSBI will give prompt notice to ACCI of:

(a) Any notice of default received by WSBI subsequent to the date of this Agreement under any material instrument or material agreement to which WSBI is a party or by which it is bound, which default could, if not remedied, result in any material adverse change in the financial condition, business or prospects of WSBI, taken as a whole, or which would render incorrect in any material respect any representation made herein; and

(b) Any suit, action, proceeding or investigation instituted or, to the knowledge of WSBI or DeBaux, threatened against or affecting WSBI or concerning any claim of ownership of or rights with respect to any WSBI capital stock subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in any material adverse change in the financial condition, business or prospects of WSBI, taken as a whole, or which would render incorrect any representation made herein.

4.8     Good Faith.

        From the date hereof until the termination of this Agreement, neither WSBI, DeBaux nor any of their officers or directors will initiate discussions, or authorize any Person to initiate discussions on their behalf, with any other party, concerning the possible disposition of WSBI's business, assets or capital stock; provided, however, ACCI agrees that WSBI may continue pursing its pending discussions with the Bio-Aquatic Group and its associates and each other Person with WSBI has been in discussions with prior to January 4, 2002.

ARTICLE V:      Covenants of ACCI

5.1     Investment Representation.

        ACCI hereby represents, warrants and agrees that it is acquiring the WSBI Capital Stock solely for purposes of investment and not with a view to any public distribution thereof. ACCI will deliver to WSBI at the Closing an investment representation, in form and substance to the reasonable satisfaction of WSBI and DeBaux and their counsel.

5.2     Documents.

        ACCI agrees to deliver unto WSBI at the Closing, duly certified as of the Closing Date by the Secretary or any Assistant Secretary of ACCI, copies of resolutions duly adopted by ACCI's Board of Directors, authorizing the execution, delivery and performance of this Agreement and all agreements related hereto. Such resolutions and certification shall be in form and substance to the reasonable satisfaction of WSBI, DeBaux and their counsel.

5.3     Loan to WSBI.

        On or prior to January 28, 2002, ACCI shall lend to WSBI Two Hundred Fifty Thousand Dollars ($250,000.00), which loan shall be evidenced by a loan and security agreement and secured by DeBaux's pledge of 2,180 shares of WSBI common stock as collateral for the repayment of the loan. The pledged stock will be fully paid and be non-assessable when issued. The loan will be due and payable on January 28, 2003 and shall bear interest at the rate of five percent (5%) per annum. The loan will be advanced in increments of not less than Twenty Five Thousand Dollars ($25,000.00) per advance and the first advance shall be on or before January 18, 2002 in an amount not less than Seventy Five Thousand Dollars ($75,000.00). WSBI shall have the option to repay the loan by requiring ACCI to take the pledged shares as payment in full of principal and interest.

5.4     Requirement to Raise Additional Capital.

        ACCI represent, warrants, covenants and agrees that that it has signed a letter of intent with Camden Securities, a NASD Broker/Dealer to complete a private placement of ACCI's common stock to raise at least One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) net of commissions, fees, costs and expenses (including without limitation legal fees). The placement will be for no more than 17% of the then outstanding equity of ACCI on a fully diluted basis for all outstanding common stock as if the Preferred Stock had all been converted to common stock. It is anticipated that the placement shall be at least 70% completed within one hundred twenty days of January 15, 2002. In addition to the foregoing placement, a net to ACCI of Five Hundred Thousand Dollars ($500,000.00) shall have first been raised by ACCI or Camden Securities on or prior to the Closing for not more than 5.51% of the then outstanding equity of ACCI immediately following the issuance of the Preferred Stock and Common Stock to DeBaux, and ACCI shall have at least Two Hundred Fifty Thousand
Dollars ($250,000.00) in its bank account at Closing.   It is contemplated that
Camden Securities will place the common stock on a best efforts basis with accredited investors. There shall be no minimum in the offering and all funds shall be released to ACCI as they are raised from the accredited investors. Camden Securities will recover its fees, costs and expenses (including without limitation any and all legal fees) on a pro-rata basis from each sale of stock and shall be paid/reimbursed in the first placement described herein in an amount equal to the product of the total amount of such fees, costs and expenses multiplied by a fraction the numerator of which is the amount then raised from the sale of the stock and the denominator of which is One Million Seven Hundred Thousand Dollars ($1,750,000.00). The private placement will be made pursuant to Rule 506 of Regulation D of the Securities and Exchange Commission. The purchasers of the common stock will be granted a one time right of registration of the securities at the cost and expense of ACCI, such registration process to be commenced thirty (30) days from the final closing of the offering as established by ACC. ACCI acknowledges and understands that its obligations hereunder, which shall be fully supported and managed by ACCI's present officers and directors.

5.5     Absence of Certain Changes.

        Prior to the Closing, except as expressly permitted or contemplated hereby, ACCI will not, without WSBI's or DeBaux's prior express written consent, cause WSBI to:

(a) Incur any additional indebtedness for money borrowed, or guarantee any indebtedness or obligation of any other party other than in the normal course of business;

(b) Set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from, any of its shareholders,

(c) Issue any capital stock or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock other than the issuance of up to 12,000,000 shares of common stock in the raising of the additional capital prior to the Closing of Five Hundred Thousand Dollars ($500,000.00) as provided in Section 5.4 hereof;

(d) Enter into, amend or terminate any employment agreement or any agreement or arrangement which, if in effect on the date hereof, would be required to be disclosed;

(e) Extraordinarily increase the compensation payable or to become payable by ACCI to any of its officers, employees or agents above the amount payable, or adopt or amend any employee benefit plan or arrangement;

(f) Acquire or dispose of any material properties or assets used in its business;

(g) Waive any statute of limitations so as to extend any tax or other liability of ACCI;

(h) Permit any material change in the nature of the business of WSBI or the manner in which the ACCI books and records are maintained;

(i) Create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets, except for purchase money security interests incurred in the ordinary course of business;

(j)     Enter into, amend or terminate any lease of real or personal property;

(k)     Amend its Articles of Incorporation or Bylaws; or

(l) Engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof.

ARTICLE VI:     Conditions to Obligations of ACCI

        The obligations of ACCI to consummate the transactions contemplated hereby are, at ACCI's election, subject to satisfaction or waiver of the following conditions by WSBI:

6.1     Consents and Approvals.

        WSBI shall have obtained all consents and approvals of third parties (including governmental authorities) required of WSBI and ACCI to consummate the transactions contemplated by this Agreement; provided, however, no consent or approval shall be sought or obtained from either the Town of Afton, a Wyoming municipality, based on the advice of WSBI's counsel that no such consent is necessary or required.

6.2     Representations.

        All representations and warranties made herein by WSBI and/or DeBaux shall be true in all material respects as of the date made and as of the Closing, except to the extent such representations and warranties are rendered untrue by the performance by WSBI or DeBaux of obligations and agreements undertaken by them to be performed at or prior to the Closing as set forth in this Agreement. WSBI and DeBaux shall have performed all obligations and agreements undertaken by them herein to be performed at or prior to the Closing.

6.3     Certificate.

        ACCI shall have received at the Closing a certificate, dated as of the Closing and executed by WSBI's President and DeBaux's President, to the effect that the conditions set forth in Section 6 have been satisfied. If any representation or warranty made herein is not true as of the Closing, such certificate shall identify such representation or warranty expressly and shall indicate in reasonable detail the nature of all exceptions thereto not previously disclosed in the Schedule of Exceptions. If ACCI thereafter elects to consummate the transactions contemplated hereby, DeBaux shall not be liable for indemnification for any Damages (as hereinafter defined) resulting solely from the facts described in such certificate.

6.4     Opinion of Counsel.

        ACCI shall have received at the Closing the opinion of counsel of WSBI and DeBaux, in form and substance satisfactory to ACCI and its counsel, to the effect that:

(a) WSBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business and to counsel's actual knowledge is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary; GPL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly foreign qualified to do business in the state of Arizona and for the purpose of conducting GPL's business, has paid a business transaction fee in the state of New York and a "Replacement Tax" in the state of Illinois; and DeBaux is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business in the state of Arizona.

(b) All outstanding shares of such stock held by DeBaux are held of record and beneficially as set forth on Exhibit H attached. All outstanding shares of WSBI capital stock have been validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable federal and state securities laws.

(c) To such counsel's actual knowledge, no right of first refusal option or other restriction is applicable to the shares of WSBI common stock held by DeBaux, with the exception of the agreement between DeBaux and Jerry Ludeman previously disclosed to ACCI. To such counsel's actual knowledge, WSBI does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents, stock appreciation rights or other rights to purchase or otherwise acquire any of its capital stock or other securities, or to be paid any amount based on the value of any such securities except as otherwise provided in Section 5.3 hereof. To such counsel's actual knowledge, except for the GPL Put/Call Option, no other right of first refusal option or other restriction is applicable to the membership units in GPL. To such counsel's actual knowledge, no Persons have any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents, stock appreciation rights or other rights to purchase or otherwise acquire any of WSBI's capital stock or other securities, or to be paid any amount based on the value of any such securities. However, GPL may acquire the remaining 15% of GPL or the GPL un-transferred membership units, voluntarily or involuntarily, according to the GPL Put/Call Option.

(d) WSBI Organization has full corporate power and authority to execute and deliver, and to perform its obligations under this Agreement. WSBI Organization has taken all requisite corporate action to approve and adopt this Agreement and the performance by WSBI Organization of its obligations hereunder. This Agreement has been duly and validly executed and delivered by WSBI and constitutes a legal, valid and binding obligations of WSBI, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights generally and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(e) To such counsel's actual knowledge, except as previously disclosed by WSBI, the execution and delivery of this Agreement by WSBI Organization, and the performance and consummation by WSBI Organization of the transactions contemplated by this Agreement, do not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of WSBI Organization's Articles of Incorporation or Bylaws, GPL Operating Agreement, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or to the best of such counsel's actual knowledge, any material agreement, lease or other instrument to which WSBI Organization or DeBaux is a party or to which it or any of WSBI's assets are subject, with the possible exception of the agreement with the Town of Afton, a Wyoming municipality.

(f) Assuming ACCI is a bona fide purchaser within the meaning of the Uniform Commercial Code as adopted by the State of Arizona, to such counsel's actual knowledge the transfer and assignment in accordance with this Agreement by or on behalf of DeBaux to ACCI of the WSBI shares of common stock owned by it, against the payment provided by this Agreement, will transfer good, absolute, valid and marketable title thereto, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever.

(g) To such counsel's knowledge, there is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other Governmental Body required for the consummation by WSBI Organization and DeBaux of the transactions contemplated by this Agreement which has not been obtained.

(h) To such counsel's actual knowledge, except as previously disclosed to ACCI, there is no suit, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened to which WSBI Organization or DeBaux is a party.

(i) To such counsel's actual knowledge, except as previously disclosed to ACCI, there is no outstanding judicial or administrative order, ruling, decree, judgment or stipulation to which WSBI Organization or DeBaux is a party or is subject materially adversely affecting or threatening WSBI or its business or financial condition.

6.5     Delivery of the WSBI Capital Stock.

        At the Closing, ACCI shall have received at the Closing certificates representing all of the WSBI capital stock owned by DeBaux, duly endorsed to ACCI or accompanied by stock powers duly executed in blank (with signatures guaranteed by any national bank or trust company) and otherwise in form acceptable for transfer on the books of WSBI, duly endorsed to ACCI.

6.6     No Material Adverse Change.

        During the period from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the condition (financial or other), liabilities, business or prospects of WSBI, and WSBI shall not have sustained any material uninsured loss or damage to its assets that could materially and adversely affect its ability to conduct its business.

6.7     No Actions.

        Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or Governmental Body having jurisdiction and no action or proceeding shall have been instituted by any Person or threatened by any governmental agency which, in either such case, in the good faith judgment of ACCI's Board of Directors (acting upon advice of its outside counsel) has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

6.8     Proceedings and Documents.

        All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance to the reasonable satisfaction of ACCI's counsel, and ACCI shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.10    WSBI's Board of Directors.

        After Closing, the Board of Directors of WSBI shall remain the same.

6.11    Executive Officers of WSBI.

        After the Closing, any persons serving as executive officers of WSBI prior to the Closing shall will continue in such capacity after the Closing.

ARTICLE VII:    Conditions to Obligations of WSBI and DeBaux

The obligations of WSBI and DeBaux to consummate the transactions contemplated hereby are, at WSBI's election, subject to satisfaction or waiver of the following conditions by ACCI:

7.1     Consents and Approvals.

        ACCI shall have obtained all consents and approvals of third parties (including governmental authorities) required of WSBI and ACCI to consummate the transactions contemplated by this Agreement. ACCI shall have obtained the consents and approval of its Board of Directors.

7.2     Representations.

        All representations and warranties made herein by ACCI shall be true in all material respects as of the date made and as of the Closing. ACCI shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing, including without limitation those contained in Sections 3.7 and 5.3.

7.3     Opinion of Counsel.

        WSBI and DeBaux shall have received at the Closing the opinion of counsel to ACCI, in form and substance satisfactory to WSBI and DeBaux and their counsel, to the effect that:

(a) ACCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted;

(b) ACCI has full corporate power and authority to execute and deliver, and to perform its obligations under this Agreement. ACCI has taken all requisite corporate action to approve and adopt this Agreement and the performance by ACCI of its obligations hereunder. This Agreement has been duly and validly executed and delivered by ACCI and constitutes legal, valid and binding obligations of ACCI, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

(c) The execution and delivery of this Agreement by ACCI, and the performance and consummation by ACCI of the transactions contemplated by this Agreement, does not violate any provision of ACCI's Certificate of Incorporation or Bylaws, and does not constitute a material default under the provisions of any material agreement known to counsel to which ACCI is a party or by which it is bound;

(d) There is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other Governmental Body required for the consummation by ACCI of the transactions contemplated by this Agreement which has not been obtained;

(e) The execution and delivery of this Agreement by ACCI and the performance and consummation by ACCI of the transactions contemplated by this Agreement, does not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of ACCI's Certificate of Incorporation or Bylaws, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or to such counsel's actual knowledge, any material agreement, lease or other instrument to which ACCI is a party or to which it or any of its assets are subject.

(f) All outstanding shares of ACCI's capital stock have been validly issued, are fully paid and nonassessable and have been issuedin full compliance with all applicable federal and state securities laws.

(g) No right of first refusal option or other restriction is applicable to the ACCI capital stock. ACCI does not have outstanding any preemptive or subscription rights, outstanding options (other than the options issued under ACCI's employee stock option plan), outstanding warrants (other than the 2,250,000 warrants referred in Section 3.1), rights to convert, capital stock equivalents, stock appreciation rights or other rights to purchase or otherwise acquire any of its capital stock or other securities, or to be paid any amount based on the value of any such securities. No other right of first refusal option or other restriction is applicable to the shares of ACCI's capital stock outstanding. No Persons have any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents, stock appreciation rights or other rights to purchase or otherwise acquire any of ACCI's capital stock or other securities, or to be paid any amount based on the value of any such securities.

(h) Assuming DeBaux is a bona fide purchaser within the meaning of the Uniform Commercial Code as adopted by the State of Arizona, to such counsel's actual knowledge the transfer and assignment in accordance with this Agreement by or on behalf of ACCI of the ACCI shares of Preferred Stock and Common Stock to DeBaux, against the payment provided by this Agreement, will transfer good, absolute, valid and marketable title thereto, free and clear of any and all liens, claims, options, charges and encumbrances whatsoever.

(i) ACCI has no obligations of any kind or nature whatsoever owing to any Governmental Body arising from unpaid income or property taxes and/or wages paid and/or not paid and payroll taxes withheld and not paid to the appropriate taxing authority by Alpha Computer Solutions, Inc.

7.4     Election of Board of Directors.

        On Closing, the current members of the Board of Directors of ACCI shall, as their last act of business prior to their resignation, in accordance with the Nevada General Corporation Law and the Articles of Incorporation and By-Laws of ACCI, cause the Board of Directors of ACCI to be reconstituted to have three (3) then present members of the Board of Directors, who shall be the sole members of the Board of Directors. The current members of the ACCI Board of Directors with the exception of Thomas Krucker shall resign their respective board memberships, and WSBI shall determine the members of the Board of Directors who shall appointed to fill vacancies on the Board of Directors.

7.5     Executive Officers of ACCI.

        Upon Closing, the newly constituted Board of Directors of ACCI shall call a Special Meeting to elect officers for the corporation. Any persons presently serving, as executive officers of ACCI shall not continue in such capacity; and, upon Closing shall tender their resignations in accordance with the Nevada General Corporation Law.

7.6     Finders and/or Consultants.

        With the exception the existing arrangements with consultants to ACCI, to the knowledge of the parties, neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated. In this regard, ACCI has issued 3,500,000 shares of its restricted stock to a certain consultant with respect to the consummation of this transaction.

7.7     ACCI to be Free of all Debts and Obligations.

        Upon Closing ACCI shall be free of any and debts or obligations of any kind or nature, and the reorganized company shall have no outstanding obligations associated with the transaction other than a non-recourse promissory note payable to Feldhake, August & Roquemore LLP in the amount of ($88,409.51) guaranteed by Arcadia Resources, Inc. ACCI shall deliver to WSBI at the Closing the report of its auditors certifying that ACCI has no outstanding obligations of any kind or nature whatsoever other than a non-recourse promissory note payable to Feldhake, August & Roquemore in the amount of Eighty Eight Thousand Four Hundred Nine and 51/100 Dollars ($88,409.51) guaranteed by Arcadia Resources, Inc.

7.10    No Action.

        Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or Governmental Body having jurisdiction and no action or proceeding shall have been instituted by any Person or threatened by any governmental agency which, in either such case, in the good faith judgment of WSBI (acting upon advice of their outside counsel) has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII:   Termination

8.1     Termination by Mutual Consent.

        At any time prior to the Closing, this Agreement may be terminated by any of ACCI, WSBI or DeBaux. If DeBaux, ACCI or WSBI desire to terminate this Agreement at any time prior to the Closing, it may do so by delivery of written notice to the other parties to this Agreement.

ARTICLE IX:     Miscellaneous

9.1     Notices.

Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third business day after mailing by certified or registered mail, postage prepaid, as follows:

(a)     If to ACCI:

        Mr. Thomas Krucker, President
        American Career Centers, Inc.
        2505 Rancho Bel Air
        Las Vegas, Nevada 89107
        (702) 259-2641 (fax)

        With a copy to:

        Kenneth S. August, Esq.
        FELDHAKE, AUGUST & ROQUEMORE, LLP
        Newport Gateway
        Tower 2
        19900 Macarthur Blvd.
        Suite 850
        Irvine, California 92612
        (949) 553-5098 (fax)

(b)     If to WSBI:

        Mr. Christopher Michael Vance, President
        Water Star Bottling, Inc.
        PO Box 1685
        Mesa, AZ 85211
        (480) 898-3697 (fax)

        With a copy to:

        T. Gerald Chilton, Jr., Esq.
        Law Offices of Gerald T. Chilton, Jr., P.C.
        110 S. Mesa Drive, Ste. 1
        Mesa, Arizona 85210
        602) 969-7056 (fax)

(c)     If to DeBaux:

        Mr. Christopher M. Vance
        1728 E. Lockwood St.
        Mesa, Arizona 85203

(d)     If to GPL:

        Mr. Jerry Ludeman, Chief Executive Officer
        Geyser Products, L.L.C.
        PO Box 1685
        Mesa, AZ 85211
        (480) 898-3697 (fax)

Or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

9.2     Entire Agreement.

        This Agreement together with the agreements between ACCI and the consultants and between the consultants and DeBaux constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

9.3     Confidentiality.

        Except for disclosure (if any) required by any law to which any party is subject, no public announcement regarding the consummation of the transactions described herein, shall be made without the approval of both ACCI and WSBI. ACCI, WSBI and DeBaux agree to hold all information regarding the Letter of Intent and the transactions described herein in confidence until the time of any such public announcement.

9.4     Successors and Assigns.

        No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and permitted assigns of the parties hereto.

9.5     Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

9.6     Survival.

        The representations and warranties made by the parties hereto in this Agreement, and their respective obligations to be performed under the terms hereof at or prior to the Closing hereunder shall terminate and expire three years after the Closing Date, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

9.7     Arbitration.

        Arbitration shall be the initial means for resolving disputes between the parties with respect to this Agreement and any agreements related thereto, and any such arbitration shall take place in the county of Arizona, in the state of Arizona. If any party wishes to commence arbitration hereunder, it shall serve written notice to such effect on the other party or parties hereto and, within fifteen (15) days thereafter, the parties shall mutually select a single arbitrator to conduct such arbitration. In the event that the parties fail to agree on such single person, each of the parties shall choose one (1) member of three (3) member panel and those two (2) members shall select a third. In conducting the arbitration, the arbitrator or arbitration panel shall apply the Commercial Arbitration Rules of the American Arbitration Association as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to any extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. The arbitrator shall decide the dispute upon equitable principles and industry usage, as determined by the arbitrator, but shall not modify the terms of this Agreement. Costs and expenses, including reasonable attorneys' fees, incurred with respect to the arbitration shall be borne by the losing party, unless otherwise determined by the arbitrator based on a showing of good cause to vary from usual rule expressed in this sentence. The arbitrator's award shall be final and unappealable. A judgment upon the award may be entered in any court having jurisdiction of the parties.

9.8     Confidential.

        ACCI and its representatives agree that all information obtained during its investigation conducted that is not publicly available will be held in confidence and will be used solely for the purpose of evaluating the ACCI investment in WSBI. In the event the transaction contemplated by this Agreement does not close, all copies of such information will be returned to WSBI, and such information will continue to be kept in confidence by ACCI and its representatives, except for such information that is required to be disclosed by court order or decree or that is otherwise in the public domain.

9.9     Captions and/or Headings.

        The Captions and/or Headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

9.10    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy thereof, but all of which together shall constitute one agreement.

9.11 Facsimile Execution.

        For the convenience of the parties, this Agreement shall be executed by facsimile signatures and shall be effective upon delivery of a facsimile signed copy of this Agreement to each of the parties. A fax transmission of a document bearing the signature(s) of a party hereto shall be acted upon and be deemed and treated to be an original document for all purposes. If a fax transmission is so made, the original of the signed document shall be mailed or placed with a courier for personal delivery or mailed within three (3) business days of the fax transmission.

DEFINITIONS:

"Actual Knowledge"--Notwithstanding anything to the contrary, a Person will only be deemed to have actual knowledge if such Person is actually aware of such fact or other matter.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--any loss, liability, claim, damage (incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

a. Any Breach of any representation or warranty made by any party in this Agreement; or

b. Any Breach by any party of any covenant or obligation of such Person in this Agreement; or

c. Any claim by any Person for finder's fees based upon any agreement or understanding alleged to have been made by any such Person in connection with any of the contemplated transactions.

"Duty of Care"--Directors occupy a fiduciary relationship to the corporation, and must exercise the care of ordinarily prudent and diligent persons in like positions.

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) Any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); or

(b) Fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; or

(c) Financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) Any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

"Environmental Law"--any Legal Requirement that requires or relates to:

(a) Advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; or

(b) Preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; or

(c) Reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; or

(d) Assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; or

(e)     Protecting resources, species, or ecological amenities; or

(f) Reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; or

(g) Cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) Making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Exchange Act"--the Exchange Act of 1934, as amended.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated.

"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"-includes any nation, state, county, city, town, village, district, or other jurisdiction of any nature; or Federal, state, local, municipal, foreign, or other government; or Governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or Multi-national organization or body; or Body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or WSBI Organization.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

"HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Intellectual Property Assets"--includes

(a) All fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); and

(b) All patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); and

(c) All copyrights in both published works and unpublished works (collectively, "Copyrights"); and

(d) All know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a) Such individual is actually aware of such fact or other matter; or, a prudent individual in similar circumstances should be expected to be aware of such fact or other matter if he or she had conducted a reasonably thorough inquiry concerning the existence of such fact or other matter; or

(b) In the case of an officer or director of a corporation, he or she would be expected to either know or should have known of facts or other matters material to the corporation, in the course of conducting reasonable corporate governance in satisfying their Duty of Care to the Corporation; or an officer or director in similar circumstances should be expected to be aware of facts or other matters material to the corporation, if he or she had conducted a reasonable inquiry concerning such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had or should have had, knowledge of such fact or other matter.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Net Tangible Assets"--Net tangible assets equals Total Assets minus Total Liabilities minus Goodwill minus Redeemable Securities.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and

(c) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"--

(a) The articles or certificate of incorporation and the bylaws of a corporation;

(b) The partnership agreement and any statement of partnership of a general partnership;

(c) The limited partnership agreement and the certificate of limited partnership of a limited partnership;

(d) Any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

(e)     Any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, Limited Liability Company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Related Person"--with respect to a particular individual,

(a)     Each other member of such individual's family;

(b) Any Person that is directly or indirectly controlled by such individual or one or more members of such individual's family;

(c) Any Person in which such individual or members of such individual's family hold (individually or in the aggregate) a material interest; and

(d) Any Person with respect to which such individual or one or more members of such individual's family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933, as amended or any successor law.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax.

FACSIMILE COPY SHALL BE DEEMED AS ORIGINAL

        IN WITNESS WHEREOF, the parties hereto have caused this definitive, final and legally binding Agreement to be executed by their respective authorized officers as of this 18th day of January, 2002.

                                        AMERICAN CAREER CENTERS, INC.

                                        By:     _____/s/________________
                                        Name:   Thomas Krucker
                                        Title:  President


                                        WATER STAR BOTTLING, INC.

                                        By:     _____/s/________________
                                        Name:   Christopher M. Vance
                                        Title:  President


                                        DeBAUX HOLDING, L.L.C.

                                        By:     _____/s/________________
                                        Name:   Christopher Michael Vance
                                        Title:  President


                                        GEYSER PRODUCTS, L.L.C.

                                        By:     _____/s/________________
                                        Name:   Jerry Ludeman
                                        Title:  Chief Executive Officer